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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934


        Date of Report (Date of earliest event reported): AUGUST 16, 2002


                                TC PIPELINES, LP
             (Exact name of registrant as specified in its charter)


          DELAWARE                      000-26091                52-2135448
(State or other jurisdiction           (Commission            (I.R.S. Employer
      of incorporation)                File Number)          Identification No.)


           110 TURNPIKE ROAD, SUITE 203                            01581
            WESTBOROUGH, MASSACHUSETTS                          (Zip Code)
     (Address of principal executive offices)


                                 (508) 871-7046
              (Registrant's telephone number, including area code)


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ITEM 5. OTHER EVENTS

     On August 16, 2002, TransCanada PipeLines Limited, parent of the general partner of TC PipeLines, LP announced that it acquired 100% of the outstanding common stock of Northwest Border Pipeline Company from The Williams Companies, Inc. for US$12 million. As a result of the acquisition, TransCanada effectively owns a 0.35% general partner interest in Northern Border Partners, L.P., a publicly traded limited partnership that owns a 70% general partner interest in Northern Border Pipeline. TransCanada is entitled to 17.5% of the voting power on the Northern Border Partners partnership policy committee. Effectively, this provides TransCanada with one member and 12.25% of the voting power on the four-member Northern Border Pipeline management committee. Enron affiliates own the remaining general partner interests in Northern Border Partners and 82.5% of the voting power of Northern Border Partners' partnership policy committee, resulting in 57.75% of the voting power of the Northern Border Pipeline management committee.

     TC PipeLines owns a 30% general partner interest in Northern Border Pipeline and has one member and 30% of the voting power of the Northern Border Pipeline management committee. TransCanada's acquisition of Northwest Border does not impact TransCanada's 33.41% ownership interest in TC PipeLines or TC PipeLines' ownership interest in Northern Border Pipeline. TransCanada and TC PipeLines now collectively control two members and an aggregate 42.25% of the voting power of the Northern Border Pipeline management committee.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               TC PipeLines, LP

                                               By: TC PipeLines GP, Inc.,
                                                   its general partner

Dated: August 16, 2002                         By: /s/ Theresa Jang
                                                   -----------------------------
                                                   Theresa Jang
                                                   Controller


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